Exhibit 99.1

Contact:           Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Announces Q1 Quarterly Results
Revenues Increase 33% from Prior Year
Operating Income Increases 306%

MELVILLE, N.Y., April 24, 2008—FalconStor Software, Inc. (NASDAQ: FALC), the provider of TOTALLY Open™ network storage solutions, today announced financial results for its first quarter ended March 31, 2008.

Revenues for the first quarter of 2008 increased 33% to $21.8 million, compared with $16.3 million for the same period a year ago. GAAP income from operations for the quarter increased 306% to $1.8 million, compared with an operating loss of $0.9 million in Q1 2007. GAAP net income for the quarter was $1.3 million, or $0.03 per diluted share, compared with a net loss of $0.6 million, or $0.01 per diluted share, in Q1 2007. Stock-based compensation expense was $2.3 million in Q1 2008 and $2.2 million in Q1 2007. In Q1 2008, the Company recorded a tax provision of $1.0 million compared with a tax provision of only $0.2 million in Q1 2007.

Pro forma income from operations increased to $4.1 million in the first quarter of 2008, compared with pro forma income from operations of $1.3 million in the first quarter of 2007. Pro forma operating margins increased to 19% in the first quarter of 2008, compared with pro forma operating margins of 8% in the same period a year ago.  Pro forma net income increased to $2.9 million, or $0.06 per diluted share, in Q1 2008 compared with $1.6 million, or $0.03 per diluted share, in Q1 2007. In Q1 2008, the Company recorded a pro forma tax provision of 38% or $1.8 million compared with a tax provision of only 11% or $0.2 million in Q1 2007. Pro forma results exclude the effects of stock-based compensation net of the related income taxes.

The Company closed the quarter with $56.8 million in cash, cash equivalents and marketable securities.  During the first quarter of 2008, the Company repurchased a total of 1.8 million shares at a total purchase price of $14.5 million. Cash flows from operations for the first quarter of 2008 were $8.5 million.

For the year ending December 31, 2008, the Company still anticipates:

•	Revenues to be in the range of $100 million to $104 million
•	Pro forma operating margins, which exclude stock-based compensation, to be in the range of 24% to 26%
•	Pro forma net income to be between $0.31 and $0.36 per diluted share, which excludes stock-based compensation, net of income taxes.

“The decision by a Fortune 15 global financial services firm to standardize on our clustered Virtual Tape Library (VTL) with deduplication in Q1 2008 underscores our solution’s technological lead and compelling ROI,” said ReiJane Huai, Chairman and CEO of FalconStor. “We will continue to leverage our market recognition and channel partnerships to drive revenue growth with optimal efficiency by cross-selling complementary solutions, including FalconStor’s deduplication technology, Continuous Data Protector™ (CDP), and others, through the enterprise channel, and by empowering our mid-range partners to deliver competitively packaged/priced storage appliances with quality margins and with a support infrastructure around the world.”

The Company will host a conference call on Thursday, April 24th at 4:30 p.m. EDT, to discuss the results. To participate in the conference call, please dial:

Toll Free: 1-866-249-6463
International: 1-303-262-2004

To view the presentation, please copy and paste the following link into your browser and register for this meeting. Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=108278467&RG=1&UID=0

Meeting: FalconStor Q1 2008 Earnings
Meeting password: q1numbers
Meeting Number: 485 345 545

A conference call replay is scheduled to be available beginning April 24 at 6:30 p.m. EDT through 11:59 p.m. EDT on April 29. To listen to the replay of the call, dial toll free: 1-800-405-2236 or International: 1-303-590-3000, passcode: 11112828#, or visit our website at www.falconstor.com/investors.asp

Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making.  For a reconciliation of our GAAP and non-GAAP financial results, please refer to our Pro Forma Condensed Consolidated Statements of Operations, presented in this release.

About FalconStor

FalconStor Software, Inc. (NASDAQ: FALC), #5 in Forbes 2008 list of America’s Fastest-Growing Technology Companies, is the market leader in disk-based data protection. We deliver proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity. Our TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with Single Instance Repository (SIR) for deduplication, Continuous Data Protector™ (CDP), Network Storage Server (NSS), and Replication option for disaster recovery and remote office protection. Our products are available from major OEMs and solution providers including IBM, EMC, Sun, Acer, Brocade, COPAN Systems, H3C, MPC, and Pillar Data Systems and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, New York, with offices throughout Europe and the Asia Pacific region. FalconStor is an active member of the Storage Networking Industry Association (SNIA). For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor, FalconStor Software, and IPStor are registered trademarks, and TOTALLY Open and Continuous Data Protector are trademarks of FalconStor Software, Inc.  All other company and product names contained herein may be trademarks of their respective holders.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,402,875	$32,219,349
Marketable securities	23,068,694	30,684,206
Accounts receivable, net	22,338,128	26,141,636
Prepaid expenses and other current assets	2,035,214	1,625,417
Deferred tax assets, net	3,807,325	3,807,325

Total current assets	83,652,236	94,477,933

Property and equipment, net	8,169,295	7,945,258
Long-term marketable securities	1,320,585	-
Deferred tax assets, net	5,988,364	5,969,778
Other assets, net	2,766,016	2,831,878
Goodwill	3,512,796	3,512,796
Other intangible assets, net	431,079	443,909

Total assets	$105,840,371	$115,181,552

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,440,993	$1,779,720
Accrued expenses	6,493,125	6,711,231
Deferred revenue, net	14,842,972	14,142,145

Total current liabilities	22,777,090	22,633,096

Other long-term liabilities	250,352	251,094
Deferred revenue, net	5,004,295	4,818,985

Total liabilities	28,031,737	27,703,175

Commitments and Contingencies

Total stockholders' equity	77,808,634	87,478,377

Total liabilities and stockholders' equity	$105,840,371	$115,181,552

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,

	2008	2007
	(unaudited)	(unaudited)

Revenues:
Software license revenue	$15,318,919	$10,437,505
Maintenance revenue	5,114,247	4,333,539
Software services and other revenue	1,373,494	1,569,634
	21,806,660	16,340,678

Operating expenses:
Cost of maintenance, software services and other revenue	3,314,488	2,769,824
Software development costs	5,878,785	5,516,185
Selling and marketing	8,958,751	6,968,751
General and administrative	1,901,221	1,937,780
	20,053,245	17,192,540
Operating income (loss)	1,753,415	(851,862)

Interest and other income	559,261	499,371

Income (loss) before income taxes	2,312,676	(352,491)

Provision for income taxes	978,919	202,084

Net income (loss)	$1,333,757	$(554,575)

Basic net income (loss) per share	$0.03	$(0.01)

Diluted net income (loss) per share	$0.03	$(0.01)

Weighted average basic shares outstanding	49,590,008	48,594,410
Weighted average diluted shares outstanding	51,690,245	48,594,410

FalconStor Software, Inc. and Subsidiaries
PRO FORMA OPERATING DATA
GAAP Reconciliation
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Income (loss) from operations (GAAP)	$1,753,415	$(851,862)
Add : non-cash stock option expense (1)	2,339,646	2,190,085
Pro forma income from operations	4,093,061	1,338,223

Net income (loss) (GAAP)	$1,333,757	$(554,575)
Add: non-cash stock option expense, net of income taxes (2)	1,541,848	2,190,085
Pro forma net income	2,875,605	1,635,510

Operating margins (GAAP)	8%	(5%)
Add: non-cash stock option expense (1)	11%	13%
Pro forma operating margins	19%	8%

Basic EPS (GAAP)	$0.03	$(0.01)
Add: non-cash stock option expense, net of income taxes (2)	0.03	0.05
Pro forma Basic EPS	0.06	0.04

Diluted EPS (GAAP)	$0.03	$(0.01)
Add: non-cash stock option expense, net of income taxes (2)	0.03	0.04
Pro forma Diluted EPS	0.06	0.03

Weighted average basic shares Outstanding (GAAP and as adjusted)	49,590,008	48,594,410
Weighted average diluted shares Outstanding (GAAP and as adjusted)	51,690,245	51,732,042

Footnotes:
(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended March 31,
	2008	2007

Cost of maintenance, software services and other revenue	$280,598	$284,849
Software development costs	849,598	923,656
Selling and marketing	994,949	718,917
General and administrative	214,501	262,663

Total non-cash stock-based compensation expense	$2,339,646	$2,190,085

(2)
Represents the effects of non-cash stock option expense recognized for GAAP purposes under FAS 123R for the three months ended March 31, 2008 and 2007, net of related income tax effects. In 2007, the related income tax effects were not material.